Exhibit 99.1

BurgerFi to Consider Strategic Alternatives
Designates David Heidecorn as successor to Ophir Sternberg as Chairman of the Board
Enters retention agreements with executive leadership to ensure steady leadership

FORT LAUDERDALE, FL – May 30, 2024 (GLOBE NEWSWIRE) – BurgerFi International, Inc. (NASDAQ: BFI, BFIIW) (“BurgerFi” or the “Company”), owner of the high-quality, casual dining pizza brand under the name Anthony’s Coal Fired Pizza & Wings (“Anthony’s”) and one of the nation’s leading fast-casual “better burger” dining concepts through the BurgerFi brand, announced today several key initiatives with the goal of enhancing the Company’s prospects and ensuring stable Management as the Company goes through the process of reviewing strategic alternatives.

The Board of Directors of BurgerFi has formed a special committee of Directors and retained Kroll Securities, LLC (Joshua Benn; joshua.benn@kroll.com / Tel. 1 (212) 450-2840) as its exclusive financial advisor to support an ongoing evaluation of strategic alternatives.

"We are committed to considering all potential strategic alternatives. While we are confident in the Company's current operating strategy, we are mindful of the Company’s current liquidity challenges and are committed to exploring strategic alternatives that we believe would be in the best interests of the Company and its stakeholders," said David Heidecorn, a member of the Board of Directors who was recently appointed Chairman of the Board. Mr. Heidecorn, a Senior Advisor to and former Partner of L Catterton, was designated as the successor to Ophir Sternberg, who resigned all positions with the Company on May 23, 2024, including as Executive Chairman of the Board, effective immediately.

There can be no assurance, however, that the strategic review process will result in an outcome favorable to the Company or its stakeholders. The Company does not currently intend to comment further on this strategic review process and will make further announcements in accordance with its ongoing disclosure obligations and pursuant to applicable laws and regulations.

The Company has entered into a Forbearance Agreement and Seventeenth Amendment to its existing credit facilities with TREW Capital Management Private Credit 2 LLC (“TREW”), pursuant to which the secured parties under the credit facilities agreed to forbear from exercising their rights under the credit documents until at least July 31, 2024. In addition, L Catterton and TREW have each agreed to lend up to $2 million ($4 million collectively) to assist the Company during this strategic review process.

To demonstrate a commitment to the Company and senior management, the Company has entered into separate retention agreements with its CEO, Carl Bachmann, and CFO, Christopher E. Jones, with a goal of ensuring steady leadership as the Company proceeds with the strategic review process.

About BurgerFi International (Nasdaq: BFI, BFIIW)

BurgerFi International, Inc. is a leading multi-brand restaurant company that develops, markets, and acquires fast-casual and premium-casual dining restaurant concepts around the world, including corporate-owned stores and

Exhibit 99.1

franchises. BurgerFi International, Inc. is the owner and franchisor of the two following brands with a combined 162 locations.

Anthony’s. Anthony’s is a premium pizza and wing brand with 60 restaurants (59 corporate-owned casual restaurant locations and one dual brand franchise location), as of April 1, 2024. Known for serving fresh, never frozen and quality ingredients, Anthony’s is centered around a 900-degree coal-fired oven with menu offerings including “well-done” pizza, coal-fired chicken wings, homemade meatballs, and a variety of handcrafted sandwiches and salads. Anthony’s was named “The Best Pizza Chain in America" by USA Today's Great American Bites, “Top 3 Best Major Pizza Chain” by Mashed in 2021, “The Absolute Best Wings in the U.S.” by Mashed in 2022, and named in “America's Favorite Restaurant Chains of 2022” by Newsweek.

BurgerFi. BurgerFi is among the nation’s fast-casual better burger concepts with 102 BurgerFi restaurants (75 franchised and 27 corporate-owned) as of April 1, 2024. BurgerFi is chef-founded and committed to serving fresh, all-natural and quality food at all locations, online and via first-party and third-party deliveries. BurgerFi uses 100% American Angus Beef with no steroids, antibiotics, growth hormones, chemicals or additives. BurgerFi's menu also includes high-quality Wagyu Beef Blend Burgers, All-Natural Chicken offerings, Hand-Cut Sides, and Frozen Custard Shakes. BurgerFi was named "The Very Best Burger" at the 2023 edition of the nationally acclaimed SOBE Wine and Food Festival and “Best Fast Food Burger” in USA Today’s 10Best 2023 Readers’ Choice Awards for its BBQ Rodeo Burger, "Best Fast Casual Restaurant" in USA Today's 10Best 2023 Readers' Choice Awards for the third consecutive year, QSR Magazine's Breakout Brand of 2020 and Fast Casual's 2021 #1 Brand of the Year. In 2021, Consumer Reports awarded BurgerFi an “A Grade Angus Beef” rating for the third consecutive year. To learn more about BurgerFi or to find a full list of locations, please visit www.burgerfi.com. BurgerFi® is a Registered Trademark of BurgerFi IP, LLC, a wholly-owned subsidiary of BurgerFi.

Forward-Looking Statements

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements relating to BurgerFi's ability to maintain continuity of its management. Forward-looking statements generally can be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “will be,” “will continue,” “will likely result,” and similar expressions. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in our Annual Report on Form 10-K for the year ended January 1, 2024, our subsequent Quarterly Reports on Form 10-Q, and those discussed in other documents we file with the Securities and Exchange Commission, including our ability to continue to access liquidity, to pursue and enter into a strategic transaction or seek a strategic transaction while in bankruptcy protections to maintain our listing on the Nasdaq Stock Exchange, and to continue as a going concern, as well as to successfully realize the expected benefits of the acquisition of Anthony’s, or any other factors. All subsequent written and oral forward-looking statements attributable to BurgerFi or persons acting on BurgerFi’s behalf are expressly qualified in their entirety by the cautionary statements included in this press release. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Exhibit 99.1

Investor Relations:
ICR

Michelle Michalski
IR-BFI@icrinc.com
646-277-1224

Company Contact:
BurgerFi International Inc.
IR@burgerfi.com

Media Relations Contact:
Ink Link Marketing
Kim Miller
Kmiller@inklinkmarketing.com